Exhibit 99.1
FOR IMMEDIATE RELEASE
Federal Signal Corporation Announces Fourth Quarter Earnings of $0.10 per share from
Continuing Operations
—Highlights—
•	Q4 Earnings Per Share Impacted by Obligations Associated with Chinese Joint Venture ($0.08) and by Restructuring Costs ($0.04)

•	Q4 Revenue Down Less than 1%, Despite Challenging Economy and 2% Negative Currency Impact

•	Year-End Order Backlog totaled $301 million
Oak Brook, Ill., February 26, 2009 — Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being, reported income from continuing operations of $4.9 million, or $0.10 per share, for the fourth quarter of 2008 on revenue of $254 million. For the same period of 2007, the Company earned $11.0 million from continuing operations, or $0.23 per share, on revenue of $255 million. The year-over-year fourth quarter income reduction resulted primarily from a $10.4 million pre-tax charge ($0.08 per share, after-tax) to recognize obligations associated with a joint venture in China and a $2.7 million pre-tax charge ($0.04 per share, after-tax) related to restructuring actions. Higher corporate costs, driven by legal costs associated with the Company’s ongoing firefighter hearing loss litigation, were largely offset by lower interest expense in the quarter.
For the full year, the Company reported earnings per share from continuing operations of $0.66 per share on net sales of $959 million. In 2007, earnings per share from continuing operations totaled $0.83 per share on net sales of $934 million. The year-over-year reduction in income from continuing operations was due to the fourth quarter charges mentioned above, $9.9 million of higher legal costs from the hearing loss litigation and $6.2 million of increased charges to settle a dispute and write off assets associated with a contract to install revenue control equipment at the Dallas Forth Worth (DFW) airport, offset somewhat by strong results in the Fire Rescue Group and favorable tax benefits.
William H. Osborne, president and chief executive officer, stated, “Despite the extremely challenging economic environment, the company performed well in the fourth quarter. We continued to see strong growth in some of our key public safety businesses, including our PIPS automated license plate recognition (ALPR) cameras and warning systems businesses. We also saw volume and margin benefits from the capacity expansion at our Bronto aerial devices business. During the quarter, we also made some difficult but necessary restructuring decisions that we are confident will position the Company for improved profitability as we move forward.

“As we begin 2009, we continue to monitor the economy carefully, particularly the municipal sector. Although the economic outlook is as uncertain as at any time in recent memory, the Company is well positioned with a strong order backlog of $301 million. The Company has well-respected brands with leadership positions in most of its markets. We will continue to make investments to capitalize on our growth opportunities and remain focused on executing our cost reduction programs and identifying additional cost savings. We are also aggressively pursuing opportunities related to the 2009 stimulus package.”
The Company recorded a fourth quarter net loss including discontinued operations of $11.5 million as a result of final adjustments related to the sale of E-ONE and the closing of the Tool Group’s former China operation, compared to income of $8.5 million in the prior year period.
Cash flow from operations for 2008 totaled $123.7 million, significantly above $65.4 million in the prior year. The increase from 2007 was driven by the liquidation of the Company’s financial services assets offset by increased pension contributions and working capital usage during the year.
The Company has issued a separate press release today outlining the Company’s strategic growth plan.
GROUP RESULTS
Safety and Security Systems
Fourth Quarter:
•	Orders declined 2% from 2007 to $86.1 million with a softening in the US municipal police market and the industrial market affecting parking systems and amber warning products, as well as unfavorable foreign currency effects. These decreases were somewhat offset by higher ALPR camera volume related to PIPS Technologies acquired in 2007 and a large outdoor warning systems order in the fourth quarter.

•	Net sales decreased $2.3 million to $95.9 million in the fourth quarter as a result of weakening municipal demand affecting police products, industrial weakness affecting parking systems, lower international police volumes and unfavorable foreign currency effects. These factors were somewhat offset by domestic ALPR camera volumes and an increase in outdoor warning systems sales.

•	Operating income was down slightly to $12.8 million as a result of $1.8 million of restructuring costs offset in part by the increased shipments of ALPR cameras and outdoor warning systems. Q4 operating margin of 13.3% equaled that in 2007 despite the restructuring costs.
Full Year:
•	Orders remained relatively flat with $367.1 million in 2008 compared to $367.5 million in 2007. US orders declined 6% year-over-year due to weak municipal spending which affected the police business and a relative softening in the industrial markets affecting parking systems and hazardous area lighting products. Offsetting these factors were strength in the outdoor warning systems and ALPR cameras. Non-US orders increased 9% year-over-year due to strength in outdoor warning systems, the addition of volume from PIPS Technologies acquired in 2007 and favorable foreign currency translation.

•	Net sales increased 1% to $371.8 million in 2008. An increase in shipments of ALPR cameras and industrial communications systems was offset by a decline in global vehicular lighting and siren sales.

•	Operating income for 2008 declined 19% to $40.3 million primarily due to $6.2 million of increased charges to settle the DFW contract and write off of assets as well as $1.8 million of restructuring and another $0.8 million associated with other cost reduction initiatives.
Fire Rescue
Fourth Quarter:
•	Orders were down 37% or $15.5 million over the prior year as a result of weaker industrial market conditions in Europe. However, Bronto’s year-end backlog of $143.8 million was higher than last year.

•	Net sales were up 16% or $7.3 million over the prior year as a result of a strong order backlog and the completion of a factory expansion that allowed for higher volumes in 2008. Excluding negative currency impacts, sales would have increased 24%. Shipments were strong to both the industrial and fire markets during the quarter.

•	Operating income was up $1.8 million, and operating income margin increased to 10.9% for the fourth quarter as the capacity expansion allowed for increased sales volumes.
Full Year:
•	Orders in 2008 declined 7% to $162.3 million as a result of an overall weakening in the industrial markets, particularly throughout Europe. The decline in orders over 2007, excluding favorable currency translation, was 15%.

•	Net sales increased 23%, or $27.6 million, over 2007. Excluding favorable currency effects, the sales increase would have been 19%. Bronto’s backlog, which exceeded 12 months at the end of 2007, combined with the plant expansion, allowed for strong shipments in 2008 despite a reduction in orders.

•	Operating income of $10.4 million was up 32% in 2008 primarily as a result of increased sales volumes, despite higher commodity costs and inefficiencies associated with completing the plant expansion.
Environmental Solutions
Fourth Quarter:
•	Orders declined 26% from fourth quarter 2007 largely as a result of weak municipal and industrial demand for sweepers, sewer cleaners and industrial vacuum trucks.

•	Net sales of $104.9 million were down 6% from the prior year primarily as a result of lower US sales for sweepers and vacuum trucks.

•	Operating income of $6.2 million was down $2.9 million from 2007 primarily as a result of lower overall volumes and higher costs associated with cost reduction activities and restructuring costs.

Full Year:
•	Orders declined 10% to $411.0 million in 2008. Weak municipal and industrial demand for sweepers, sewer cleaners and industrial vacuum trucks was partly offset by favorable currency translation from a weaker US dollar.

•	Net sales decreased 2% from 2007 as a decline in US sweeper shipments was partly offset by an increase in global shipments of sewer cleaning and industrial vacuum trucks.

•	Operating income of $35.5 million decreased 9% from 2007 due to lower sales volumes and the absence of a $1.8 million favorable excise tax settlement that occurred in 2007.
OTHER
Fourth Quarter:
•	Fourth quarter corporate expenses totaled $10.5 million, an increase of $5.6 million from 2007. The increase was the result of $2.7 million in higher legal costs associated with the Company’s ongoing firefighter hearing loss litigation, $1.7 million of higher costs associated with leadership changes and $0.6 million in restructuring.

•	Interest expense was down $3.5 million in 2008 due to lower average borrowings in the quarter. Proceeds from the divestiture of the Tool Group and the sale-leaseback of two Illinois based plants were used to pay down debt in 2008 following higher debt balances that ensued in 2007 after the acquisition of PIPS Technologies.

•	Losses on investment in a joint venture in China totaled $11.1 million for the fourth quarter. The Company’s share of operating losses was $0.7 million. A charge of $10.4 million was taken in the fourth quarter to reflect the Company’s obligation to guarantee the debt of the joint venture and the investment of one of the joint venture partners.

•	The effective tax rate on income from continuing operations decreased to a benefit of (1765.1)%, or $5.2 million from an expense of 15.9%, or $2.1 million in 2007 primarily due to a tax benefit associated with the joint venture charges.
Full Year:
•	Full year corporate expenses totaled $30.7 million as compared to $21.1 million in 2007. The 45% year-over-year increase is primarily due to $9.9 million of higher legal costs from the hearing loss litigation, $1.5 million in costs resulting from leadership changes somewhat offset by lower bonus and stock based compensation.

•	Interest expense was down 17% in 2008 due to lower average borrowings from a reduction in net debt of $30.7 million as a result of proceeds from the sale of discontinued businesses, including the sale of E-ONE and the Tool Group businesses, plus proceeds from the sale-leaseback transaction.

•	Losses on investment in a joint venture in China totaled $13.0 million in 2008. The Company’s share of operating losses was $2.6 million in 2008. A charge of $10.4 million was taken in 2008 to reflect the Company’s obligation to guarantee the debt of the joint venture and the investment of one of the joint venture partners.

•	The effective tax rate on income from continuing operations was a benefit of (19.0)% versus an expense of 25.9% in 2007 reflecting a capital loss utilization tax strategy on the sale-leaseback, favorable tax effects on the joint venture charges and a richer mix of profits in lower taxed countries.

•	Loss from discontinued operations of $126.9 million in 2008 was primarily a result of an after-tax loss of $85.0 million on the sale of E-ONE and of $35.3 million on the sale of the remaining Tool group businesses. In 2007, the gain from discontinued operations of $15.2 million was driven largely by the sale of the Company’s cutting tool businesses.
CONFERENCE CALL AND STRATEGY DISCUSSION
Federal Signal will host its fourth quarter conference call on Thursday, February 26, at 10:00 a.m. Eastern Time to highlight results of the quarter and discuss the Company’s strategy. The call will last approximately one hour. The call may be accessed over the internet through Federal Signal’s website at http://www.federalsignal.com. A replay accessible from this Company’s website will be available shortly after the call.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.
This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission.
INVESTOR CONTACT: William Barker, +1.630.954.2000, wbarker@federalsignal.com
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FEDERAL SIGNAL CORPORATION (NYSE)
Consolidated Financial Data
For the Fourth Quarter and Full Year 2008 and 2007 (Unaudited)
(in millions except per share data)

	QTR	QTR	YTD	YTD
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007
Quarter Dec 31:
($ in millions, except per share data)

Net Sales	$253.8	$255.1	$958.8	$934.3
Cost of sales	(184.6)	(187.9)	(706.9)	(685.9)
Operating expenses	(52.2)	(45.9)	(193.7)	(173.2)
Restructuring charges	(2.7)		(2.7)

Operating income	14.3	21.3	55.5	75.2
Interest expense	(2.6)	(6.1)	(15.3)	(18.5)
Loss on investment in joint venture	(11.1)	(1.5)	(13.0)	(3.3)
Other (expense) income	(0.9)	(0.6)	(0.9)	0.2

(Loss) income before income taxes	(.3)	13.1	26.3	53.6
Income tax benefit (expense)	5.2	(2.1)	5.0	(13.9)

Income from continuing operations	4.9	11.0	31.3	39.7
(Loss) gain from discontinued operations and disposal, net of tax	(16.4)	(2.5)	(126.9)	15.2

Net (loss) income	$(11.5)	$8.5	$(95.6)	$54.9

Gross margin	27.3%	26.3%	26.3%	26.6%
Operating margin	5.6%	8.3%	5.8%	8.0%
Effective tax rate	(1765.1%)	15.9%	(19.0%)	25.9%

Diluted earnings per share:
Earnings from continuing operations	$0.10	$0.23	$0.66	$0.83
(Loss) earnings from discontinued operations and disposal, net of tax	(0.34)	(0.05)	(2.67)	0.32

(Loss) earnings per share	$(0.24)	$0.18	$(2.01)	$1.15

Average common shares outstanding	47.6	47.8	47.7	47.9

	QTR	QTR	YTD	YTD
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007
Group results:
($ in millions)
Safety and Security Systems Group:
Orders	$86.1	$87.9	$367.1	$367.5
Net Sales	95.9	98.2	371.8	367.2
Operating Income	12.8	13.1	40.3	49.6
Operating Margin	13.3%	13.3%	10.8%	13.5%
Backlog			$51.0	$61.2

Fire Rescue Group:
Orders	$26.7	$42.2	$162.3	$174.1
Net Sales	53.0	45.7	145.5	117.9
Operating Income	5.8	4.0	10.4	7.9
Operating Margin	10.9%	8.8%	7.1%	6.7%
Backlog			$143.8	$133.6

Environmental Solutions Group:
Orders	$101.6	$136.3	$411.0	$456.6
Net Sales	104.9	111.2	441.5	449.2
Operating Income	6.2	9.1	35.5	38.8
Operating Margin	5.9%	8.2%	8.0%	8.6%
Backlog			$106.3	$136.9

Corporate operating expenses	$(10.5)	$(4.9)	$(30.7)	$(21.1)

Total Operating Income	$14.3	$21.3	$55.5	$75.2

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2008	2007
($ in millions)
ASSETS

Current assets
Cash and cash equivalents	$23.4	$12.5
Short term investments	10.0
Accounts receivable, net of allowances for doubtful accounts of $2.0 million and $3.8 million, respectively	153.2	147.8
Inventories	137.1	121.8
Other current assets	21.6	28.6

Total current assets	345.3	310.7
Properties and equipment, net	65.4	59.5
Other assets
Goodwill	328.1	344.7
Intangible assets, net of accumulated amortization	47.8	65.2
Deferred tax asset	30.3	1.8
Deferred charges and other assets	4.4	5.4

Total assets of continuing operations	821.3	787.3
Assets of discontinued operations, net	12.7	382.3

Total assets	$834.0	$1,169.6

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings	$12.6	$2.6
Current portion of long-term borrowings	25.1	45.4
Accounts payable	56.4	66.2
Accrued Liabilities
Compensation and withholding taxes	25.1	26.8
Customer deposits	17.4	17.7
Other	49.8	56.6

Total current liabilities	186.4	215.3
Long-term borrowings	241.2	240.7
Long-term pension liabilities	58.0	12.6
Deferred gain	26.2
Other long-term liabilities	13.3	19.7
Deferred income taxes		25.2

Total liabilities of continuing operations	525.1	513.5
Liabilities of discontinued operations	24.4	210.8

Total liabilities	549.5	724.3
Shareholders’ equity
Common stock, $1 par value per share, 90.0 million shares authorized, 49.3 million and 49.4 million shares issued, respectively	49.3	49.4
Capital in excess of par value	106.4	103.2
Retained earnings	226.4	333.8
Treasury stock, 1.9 and 1.5 million shares, respectively, at cost	(36.1)	(30.1)
Accumulated other comprehensive (loss) income:
Foreign currency translation, net	(4.1)	15.9
Net derivative loss, cash flow hedges, net	(0.9)	(2.0)
Unrecognized pension and postretirement losses, net	(56.5)	(24.9)

Total	(61.5)	(11.0)

Total shareholders’ equity	284.5	445.3

Total liabilities and shareholders’ equity	$834.0	$1,169.6

Supplemental data:
Debt	$278.9	$288.7

Debt-to-capitalization ratio:	49.5%	39.3%
Net Debt/Cap Ratio	47.3%	38.3%
Net Debt/Cap Ratio = debt-to-capitalization ratio, net of cash

FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2008	2007	2006
	($ in millions)
Operating activities
Net (loss) income	$(95.6)	$54.9	$22.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Loss (gain) on discontinued operations and disposal	126.9	(15.2)	8.5
Loss on joint venture	13.0	3.3	1.9
Depreciation and amortization	15.5	14.1	9.5
Stock option and award compensation expense	2.9	3.4	5.8
Provision for doubtful accounts	7.2	0.7	0.8
Deferred income taxes	(14.6)	5.4	(2.0)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions of companies
Accounts receivable	(16.2)	3.5	(29.9)
Inventories	(17.6)	(18.5)	(20.6)
Other current assets	1.8	(0.6)	(1.6)
Accounts payable	(8.1)	(2.5)	12.2
Customer deposits	—	3.6	1.7
Accrued liabilities	(2.7)	0.4	1.4
Income taxes	(8.0)	(2.6)	(1.3)
Pension contributions	(11.5)	(6.7)	(11.3)
Other	4.5	(0.9)	(0.4)

Net cash (used for) provided by continuing operating activities	(2.5)	42.3	(2.6)
Net cash provided by discontinued operating activities	126.2	23.1	26.6

Net cash provided by operating activities	123.7	65.4	24.0

Investing activities
Purchases of properties and equipment	(28.5)	(20.1)	(12.2)
Proceeds from sale of properties and equipment	38.0	0.6	0.2
Investment in joint venture	—	—	(1.9)
Payments for acquisitions, net of cash acquired	—	(147.5)	—
Other, net	(10.1)	(1.7)	—

Net cash used for continuing investing activities	(0.6)	(168.7)	(13.9)
Net cash provided by (used for) discontinued investing activities	52.1	62.1	(5.4)

Net cash provided by (used for) investing activities	51.5	(106.6)	(19.3)

Financing activities
Increase (reduction) in short-term borrowings, net	0.6	(28.3)	23.7
Proceeds from issuance of long-term borrowings	148.8	230.1	23.6
Repayment of long-term borrowings	(169.5)	(142.2)	(98.0)
Purchases of treasury stock	(6.0)	—	(12.1)
Cash dividends paid to shareholders	(11.5)	(11.5)	(11.5)
Other, net	0.2	0.4	1.1

Net cash (used for) provided by continuing financing activities	(37.4)	48.5	(73.2)
Net cash used for discontinued financing activities	(126.2)	(11.7)	(9.8)

Net cash (used for) provided by financing activities	(163.6)	36.8	(83.0)

Effects of foreign exchange rate changes on cash	(0.7)	1.1	2.2
Increase (decrease) in cash and cash equivalents	10.9	(3.3)	(76.1)
Cash and cash equivalents at beginning of year	12.5	15.8	91.9

Cash and cash equivalents at end of year	$23.4	$12.5	$15.8